EXHIBIT 17.2

Harmel S. Rayat

700 – 688 West Hastings Street

Vancouver, BC, V6B 1P1

October 1st, 2020

The Board of Directors

RenovaCare, Inc.

4 Becker Farm Road, Suite 105

Roseland, New Jersey 07068

Gentlemen,

Please note that my resignation as a member of the Board of Directors of RenovaCare, Inc. and as Chairman thereof, effective October 1, 2020, was not due to any disagreements between me and the Company on any matter relating to the Company’s operations, policies, or practices.

Sincerely,

Harmel S. Rayat